Exhibit (1)

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION dated as of May 16, 2018 (the “Agreement”), between Deutsche Value Series, Inc., a Maryland corporation (the “Predecessor Company”), on behalf of Deutsche Mid Cap Value Fund, a segregated portfolio of assets (“series”) thereof (the “Predecessor Fund”), and Deutsche Investment Trust, a Massachusetts business trust (the “Successor Company”), on behalf of Deutsche Mid Cap Value Fund, a segregated portfolio of assets (“series”) thereof (the “Successor Fund”) (the Predecessor Fund and the Successor Fund are sometimes referred to herein individually as a “Fund” and collectively as the “Funds”). All agreements, representations, actions and obligations described herein made or to be taken or undertaken by a Fund are made and shall be taken or undertaken by the Predecessor Company on behalf of the Predecessor Fund and by the Successor Company on behalf of the Successor Fund.

The parties wish to change the identity and form of the Predecessor Fund by converting it to the Successor Fund through a reorganization described in section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of the regulations under the Code (the “Regulations”). The reorganization will consist of (1) the transfer of all of the assets of the Predecessor Fund solely in exchange for all the outstanding shares of beneficial interest (“shares”) in the Successor Fund, as set forth in Appendix A of this Agreement (collectively, the “Successor Fund Shares”) and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund and (2) the distribution, on the Closing Date (as defined in paragraph 2.1), of such Successor Fund Shares to the holders of the Predecessor Fund’s corresponding class of shares, as set forth in Appendix A of this Agreement (collectively, the “Predecessor Fund Shares”), in complete liquidation and termination of the Predecessor Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (all such transactions herein collectively referred to as the “Reorganization”).

WHEREAS, the Predecessor Fund is a series of the Predecessor Company, a registered open-end management investment company, and the Successor Fund is a newly-formed series of the Successor Company, a registered open-end management investment company, and the Predecessor Fund owns securities that are assets of the character in which the Successor Fund is permitted to invest;

WHEREAS, the Predecessor Fund is authorized to issue classes of shares as set forth in Appendix A, and the Successor Fund is authorized to issue classes of shares as set forth in Appendix A;

WHEREAS, the Successor Company’s Board of Trustees (the “Successor Board”) has determined that the transfer of all of the assets of the Predecessor Fund for Successor Fund Shares and the Successor Fund’s assumption of all of the liabilities of the Predecessor Fund is in the best interests of the Successor Fund; and

WHEREAS, the Predecessor Company’s Board of Directors (the “Predecessor Board”) has determined that the transfer of all of the assets of the Predecessor Fund for Successor Fund Shares and the Successor Fund’s assumption of all of the liabilities of the Predecessor Fund is advisable and in the best interests of the Predecessor Fund and that the interests of the Predecessor Fund’s existing shareholders would not be diluted as a result of the Reorganization.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.	TRANSFER OF ASSETS OF THE PREDECESSOR FUND IN EXCHANGE FOR THE SUCCESSOR FUND SHARES AND THE SUCCESSOR FUND’S ASSUMPTION OF PREDECESSOR FUND LIABILITIES AND LIQUIDATION OF THE PREDECESSOR FUND.
1.1	Subject to the terms and conditions contained herein:
(a)	The Predecessor Fund shall assign, transfer and convey to the Successor Fund all of the Assets (as defined in paragraph 1.2) of the Predecessor Fund.
(b)	The Successor Fund agrees in exchange therefor—
(i)	to issue and deliver to the Predecessor Fund the number of full and fractional Successor Fund Shares of each class as set forth in Appendix A equal to the number of outstanding full and fractional shares of the corresponding class of the Predecessor Fund set forth on Appendix A, which Successor Fund Shares shall have an aggregate net asset value equal to the aggregate net asset value of the Predecessor Fund Shares as of the Valuation Time (as defined in paragraph 1.10). The net asset value per share of each class of shares of the Successor Fund as of the Valuation Time shall be the net asset value per share of the corresponding class of the Predecessor Fund as of the Valuation Time. In lieu of delivering certificates for the Successor Fund Shares, the Successor Fund shall credit the Successor Fund Shares to the Predecessor Fund’s account on the books of the Successor Fund and shall deliver a confirmation thereof to the Predecessor Fund, and
(ii)	to assume the Liabilities (as defined in paragraph 1.3) of the Predecessor Fund.
(c)	Such transactions shall take place at the closing provided for in paragraph 2.1 (the “Closing”).
1.2	(a) The assets of the Predecessor Fund to be acquired by the Successor Fund (the “Assets”) shall consist of all property, including all cash, cash equivalents, securities, commodities and futures interests, dividend and interest receivables, claims and rights of action that are owned by the Predecessor Fund, and any deferred or prepaid expenses shown as assets on the books of the Predecessor Fund, as of the Closing. The Assets shall be invested at all times through the Closing in a manner that ensures compliance with paragraph 3.1(j).

(b)	The Predecessor Fund has provided the Successor Fund with a list of all of its property as of the date of execution of this Agreement. The Predecessor Fund reserves the right to sell any of such property in the ordinary course of its business.
1.3	The Predecessor Fund may endeavor to discharge all of its known liabilities and obligations prior to the Closing. At the Closing, the Successor Fund shall assume all liabilities, debts, obligations, expenses, costs, charges and reserves of the Predecessor Fund as of the Closing (collectively, the “Liabilities”).
1.4	The Assets shall be delivered at the Closing to the Successor Fund’s custodian (the “Custodian”), for the account of the Successor Fund, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Successor Fund free and clear of all liens, encumbrances, rights, restrictions and claims. All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Successor Fund.
1.5	The Predecessor Fund will pay or cause to be paid to the Successor Fund any interest received on or after the Closing Date with respect to Assets transferred to the Successor Fund hereunder. The Predecessor Fund will transfer to the Successor Fund any distributions, rights or other assets received by the Predecessor Fund after the Closing as distributions on or with respect to the Assets transferred. Such assets shall be deemed included in the Assets transferred to the Successor Fund at the Closing and shall not be separately valued.
1.6	Immediately after the Closing, the Predecessor Fund will liquidate and distribute pro rata in accordance with this paragraph to the Predecessor Fund’s shareholders of record determined as of the Closing (the “Predecessor Fund Shareholders”), the Successor Fund Shares of the corresponding class received by the Predecessor Fund pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by transferring the Successor Fund Shares of each class then credited to the account of the Predecessor Fund on the books of the Successor Fund to open individual and omnibus accounts on such books for the benefit of the Predecessor Fund Shareholders and representing the respective pro rata number of full and fractional Successor Fund Shares of such class to which each such Predecessor Fund Shareholder is entitled. All issued and outstanding shares of the Predecessor Fund will be canceled on the books of the Predecessor Fund simultaneously with the distribution of Successor Fund Shares to the Predecessor Fund Shareholders.
1.7	Ownership of Successor Fund Shares will be shown on the books of the Successor Fund’s transfer agent. Shares of the Successor Fund will be issued in the manner described in the Successor Fund’s current prospectus and statement of additional information.

1.8	Any transfer taxes payable upon issuance of the Successor Fund Shares in a name other than the registered holder of the Successor Fund Shares on the books of the Predecessor Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Successor Fund Shares are to be issued and transferred.
1.9	Any reporting responsibility of the Predecessor Fund is and shall remain the responsibility of the Predecessor Fund up to and including the Closing Date and such later date on which the Predecessor Fund’s existence is terminated.
1.10	The value of the Assets and the amount of the Liabilities shall be computed as of the close of trading on the floor of the New York Stock Exchange (“NYSE”) (usually, 4:00 p.m., Eastern time), except that certain options and futures contracts may be valued 15 minutes after the close of trading on the floor of the NYSE, on the last business day preceding the Closing Date (such time and date being hereinafter called the “Valuation Time”), using the valuation procedures set forth in the Predecessor Fund’s most recent prospectus and statement of additional information.
1.11	All computations and calculations of value shall be made by the State Street Bank and Trust Company in accordance with its regular practices as sub-administrator for the Successor Fund.
1.12	As soon as possible after the Closing, the Predecessor Fund will have its affairs wound up and terminate its existence in accordance with applicable law.
2.	CLOSING AND CLOSING DATE.
2.1	The Closing shall occur as of [9:00 a.m.] [Eastern time] on [August 1, 2018] or such other date as to which the parties may mutually agree (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Closing unless otherwise provided. The Closing shall be held at the offices of the Funds at 345 Park Avenue, New York, New York 10154, or such other time and/or place as the parties may mutually agree.
2.2	The Predecessor Fund shall deliver to the Successor Fund at the Closing a statement of assets and liabilities, including a schedule of the Assets setting forth for all portfolio securities thereon their adjusted tax basis and holding period by lot, as of the Closing, certified by the Predecessor Company’s Treasurer or Assistant Treasurer. The Custodian shall deliver at the Closing a certificate of an authorized officer stating that the Assets have been delivered in proper form to the Custodian, on behalf of the Successor Fund, prior to or on the Closing Date.
2.3	If immediately prior to the Valuation Time (a) the NYSE or another primary trading market for portfolio securities of the Predecessor Fund is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on the NYSE or elsewhere is disrupted so that accurate appraisal of the value of the net assets of the Predecessor Fund or determination of the net asset value of any class of its shares is impracticable, the Closing Date shall be postponed until the first business day after the day when trading has been fully resumed and reporting has been restored.

2.4	The transfer agent for the Predecessor Fund shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Predecessor Fund Shareholders and the number and percentage ownership of outstanding Predecessor Fund Shares owned by each such shareholder immediately prior to the Closing. The Successor Fund shall issue and deliver a confirmation evidencing the Successor Fund Shares credited to the Predecessor Fund at the Closing to the Secretary of the Predecessor Company or provide evidence satisfactory to the Predecessor Fund that such Successor Fund Shares have been credited to the Predecessor Fund’s account on the books of the Successor Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts or other documents as such other party or its counsel may reasonably request.
3.	REPRESENTATIONS AND WARRANTIES.
3.1	The Predecessor Company, on behalf of the Predecessor Fund, represents and warrants to the Successor Company as follows:
(a)	The Predecessor Fund is a duly established and designated series of the Predecessor Company, and has power to carry on its business as it is now being conducted and to carry out this Agreement.
(b)	The Predecessor Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
(c)	The current prospectus and statement of additional information of the Predecessor Fund and any supplements thereto conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
(d)	The Predecessor Fund is not, and the execution, delivery and performance of this Agreement by the Predecessor Company will not result, in material violation of the Predecessor Company’s Articles of Incorporation, or its By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Predecessor Fund is a party or by which it is bound.
(e)	The Predecessor Fund has no material contracts or other commitments outstanding (other than this Agreement) which will be terminated with liability to it on or prior to the Closing Date.
(f)	No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Predecessor Fund or any of its properties that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Predecessor Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(g)	The Statements of Assets and Liabilities of the Predecessor Fund for the last three fiscal years have been audited by the Predecessor Fund’s independent registered public accounting firm, and are in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and such statements (copies of which have been furnished to the Successor Company) fairly reflect the financial condition of the Predecessor Fund as of such dates, and there are no known contingent liabilities of the Predecessor Fund as of such dates not disclosed therein.
(h)	Since the end of the last fiscal year, there has not been any material adverse change in the Predecessor Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Predecessor Fund of indebtedness maturing more than one year from the date such indebtedness was incurred.
(i)	All federal, state, local and other tax returns and reports of the Predecessor Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local and other taxes required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes as of the date of the financial statements referred to above are properly reflected on such financial statements. To the best of the Predecessor Company’s knowledge, no tax authority is currently auditing or preparing to audit the Predecessor Fund, and no assessment for taxes, interest, additions to tax, or penalties has been asserted against the Predecessor Fund.
(j)	For each taxable year of its operations, the Predecessor Fund (i) has elected to qualify, and has qualified or will qualify (in the case of the taxable year that includes the Closing Date for that portion of such taxable year ending with the Closing Date), as a “regulated investment company” under the Code (a “RIC”), (ii) has been eligible to and has computed its federal income tax under section 852 of the Code, and (iii) has been, and will be as of the Closing treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code. The Predecessor Fund will qualify as a RIC as of the Closing and will have satisfied as of the close of its most recent prior quarter of its taxable year, the diversification requirements of section 851(b)(3) of the Code without regard to the last sentence of section 851(d)(1) of the Code. The Predecessor Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Predecessor Fund to fail to qualify as a RIC under the Code. The Predecessor Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

(k)	The Liabilities were incurred by the Predecessor Fund in the ordinary course of its business.
(l)	The Predecessor Fund is not under the jurisdiction of a court in a “title 11 or similar case” (within the meaning of section 368(a)(3)(A) of the Code).
(m)	The Predecessor Fund will be terminated as soon as possible after the Closing.
(n)	All issued and outstanding shares of the Predecessor Fund are, and as of the Closing will be, duly and validly issued and outstanding, fully paid upon receipt of full payment in accordance with the terms contemplated by the Predecessor Fund’s then-current prospectus and statement of additional information, and non-assessable by the Predecessor Fund. All of the issued and outstanding shares of the Predecessor Fund will, as of the Closing, be held by the persons and in the amounts set forth in the records of the transfer agent, as certified in paragraph 2.4. The Predecessor Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Predecessor Fund shares, nor is there outstanding any security convertible into any Predecessor Fund shares.
(o)	As of the Closing, the Predecessor Fund will have full right, power and authority to sell, assign, transfer and deliver the Assets.
(p)	The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing by all necessary action on the part of the Predecessor Board, and this Agreement will constitute the valid and legally binding obligation of the Predecessor Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).
3.2	The Successor Company, on behalf of the Successor Fund, represents and warrants to the Predecessor Company as follows:
(a)	Before the Closing, the Successor Fund will be a duly established and designated series of the Successor Company, and will have power to carry on its business and to effectuate this Agreement.
(b)	The Successor Fund was formed solely for the purpose of effecting the Reorganization and has not commenced operations, engaged in any business or conducted any other activity other than those necessary to effectuate the Reorganization, and will not do so until after the Closing. There shall be no issued and outstanding shares of the Successor Fund prior to the Closing other than the share issued to the sole shareholder of the Successor Fund in association with the organization of the Successor Fund (the “Initial Share”). The Successor Fund will redeem and cancel such Initial Share immediately prior to the Closing in exchange for an amount equal to the consideration received by the Successor Fund for such Initial Share so that the Successor Fund will own no assets prior to the Closing other than the consideration that was received for the Initial Share, which shall be paid prior to the Closing in redemption of the Initial Share.

(c)	The Successor Company is registered under the 1940 Act as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
(d)	The prospectus and statement of additional information of the Successor Fund and any supplements thereto effective as of the Closing Date will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
(e)	The Successor Fund is not, and the execution, delivery and performance of this Agreement by the Successor Company will not result, in material violation of the Successor Company’s Amended and Restated Declaration of Trust or its Bylaws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Successor Fund is a party or by which it is bound.
(f)	No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Successor Fund or any of its properties that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Successor Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.
(g)	The Successor Fund (i) will elect to be taxed as a RIC, will qualify for the tax treatment afforded RICs under the Code for its taxable year that includes the Closing Date, and intends to continue to qualify for such treatment for its subsequent taxable years, (ii) will be eligible to compute its federal income tax under section 852 of the Code for the taxable year that includes the Closing Date, and (iii) will be treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code for the taxable year that includes the Closing Date. The Successor Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Successor Fund to fail to qualify as a RIC for its taxable year that includes the Closing Date. The Successor Fund has no earnings and profits accumulated in any taxable year for federal income tax purposes.

(h)	No consideration other than the Successor Fund Shares (and the Successor Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization.
(i)	The Successor Fund has no plan or intention to issue additional Successor Fund shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does the Successor Fund, or any person “related” (within the meaning of section 1.368-1(e)(3) of the Regulations) to the Successor Fund, have any plan or intention to redeem or otherwise reacquire—during the five-year period beginning at the Closing Date, either directly or through any transaction, agreement or arrangement with any other person—with consideration other than Successor Fund shares, any Successor Fund Shares issued to the Predecessor Fund Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business as required by section 22(e) of the 1940 Act.
(j)	The Successor Fund will, after the Reorganization, (i) continue the “historic business” (within the meaning of section 1.368-1(d)(2) of the Treasury Regulations) that the Predecessor Fund conducted before the Reorganization and (ii) use a significant portion of the Predecessor Fund’s “historic business assets” (within the meaning of section 1.368-1(d)(3) of the Treasury Regulations) in that business.
(k)	There is no plan or intention for the Successor Fund to be dissolved or merged into another entity or any “fund” (within the meaning of section 851(g)(2) of the Code) following the Reorganization.
(l)	The Successor Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, any shares of the Predecessor Fund.
(m)	All Successor Fund Shares, when issued pursuant to the Reorganization, will be duly and validly issued by the Successor Fund and will be outstanding, fully paid and non-assessable shares of the Successor Fund. Before the Closing, (i) there will be no issued and outstanding shares in the Successor Fund or any other securities issued by the Successor Fund, other than the Initial Share, and (ii) the Successor Fund will not have outstanding any options, warrants or other rights to subscribe for or purchase any Successor Fund shares, nor will there be outstanding any security convertible into any Successor Fund shares. The Initial Share will be redeemed and canceled prior to the Closing.
(n)	The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing by all necessary action on the part of the Successor Board, and this Agreement will constitute the valid and legally binding obligation of the Successor Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

4.	COVENANTS OF THE FUNDS.
4.1	The Predecessor Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include payment of customary dividends and other distributions.
4.2	Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
4.3	As promptly as practicable, but in any case within sixty days after the Closing Date, the Predecessor Fund shall furnish the Successor Fund, in form reasonably satisfactory to the Successor Fund, a statement of the earnings and profits of the Predecessor Fund for federal income tax purposes that will be carried over to the Successor Fund under section 381 of the Code, which statement shall be certified by the Predecessor Company’s President or Vice President and its Treasurer or Assistant Treasurer.
4.4	The Successor Company will file a Post-Effective Amendment to its Registration Statement (the “Registration Statement”) relating to the issuance of Successor Fund Shares hereunder, in compliance with the 1933 Act and the 1940 Act and the rules thereunder.
4.5	The Successor Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.
4.6	It is the intention of the parties that the transaction will qualify as a reorganization within the meaning of section 368(a)(1) of the Code. None of the Predecessor Company, the Predecessor Fund, the Successor Company or the Successor Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or that results in the failure of the transaction to qualify as a reorganization within the meaning of section 368(a)(1) of the Code. At or prior to the Closing, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Vedder Price P.C. to render the tax opinion contemplated in this Agreement.
5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUCCESSOR FUND.

The obligations of the Successor Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Predecessor Fund of all the obligations to be performed by it hereunder at or before the Closing and, in addition thereto, the following conditions:

5.1	All representations and warranties of the Predecessor Company on behalf of the Predecessor Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing with the same force and effect as if made at and as of the Closing.
5.2	The Predecessor Fund shall have delivered to the Successor Fund the schedule of Assets referred to in paragraph 2.2.
5.3	The Predecessor Company shall have delivered to the Successor Company on the Closing Date a certificate executed in its name by the Predecessor Company’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Successor Company, to the effect that the representations and warranties of the Predecessor Company made in this Agreement on behalf of the Predecessor Fund are true and correct at and as of the Closing, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Successor Company reasonably requests.
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PREDECESSOR FUND.

The obligations of the Predecessor Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Successor Fund of all the obligations to be performed by it hereunder at or before the Closing and, in addition thereto, the following conditions:

6.1	All representations and warranties of the Successor Company on behalf of the Successor Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing with the same force and effect as if made at and as of the Closing.
6.2	The Successor Company shall have delivered to the Predecessor Company on the Closing Date a certificate executed in its name by the Successor Company’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Predecessor Company, to the effect that the representations and warranties of the Successor Company made in this Agreement on behalf of the Successor Fund are true and correct at and as of the Closing, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Predecessor Company reasonably requests.
6.3	The Successor Company (on behalf of and with respect to the Successor Fund) shall have entered into or adopted an investment management agreement with Deutsche Investment Management Americas Inc. (“DIMA”), a distribution agreement with DWS Distributors Inc., plans of distribution pursuant to Rule 12b-1 under the 1940 Act, shareholder services plans, a transfer agency agreement with DWS Service Company, and other agreements necessary for the Successor Fund’s operation as a series of an open-end investment company. The investment management agreement and each such agreement and plan shall have been approved by the Successor Board, including, to the extent required by law, those trustees who are not “interested persons” (as defined in the 1940 Act) of the Successor Company or DIMA and who do not have a material interest in such agreement or plan or any related agreement.

7.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE FUNDS.

If any of the conditions set forth below do not exist on or before the Closing with respect to either Fund, the other Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

7.1	As of the Closing, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.
7.2	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by either Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either party hereto may for itself waive any of such conditions.
7.3	The Registration Statement shall have become effective, no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.
7.4	The parties shall have received an opinion (“Tax Opinion”) of Vedder Price P.C. (“Counsel”) substantially to the effect that, based on the facts, representations and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:
(a)	The Successor Fund’s acquisition of all the Assets in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of all the Liabilities, immediately followed by the Predecessor Fund’s pro rata distribution, by class, of those shares, to the Predecessor Fund Shareholders in exchange for their Predecessor Fund Shares in complete liquidation of the Predecessor Fund and the termination of the Predecessor Fund as soon as possible thereafter, will qualify as a “reorganization” within the meaning of section 368(a)(1) of the Code, and each Fund will be “a party to a reorganization” within the meaning of section 368(b) of the Code, with respect to the Reorganization;
(b)	The Predecessor Fund will recognize no gain or loss on the transfer of all the Assets to the Successor Fund in exchange solely for Successor Fund Shares and the Successor Fund’s assumption of all the Liabilities or on the subsequent distribution (whether actual or constructive) of those shares to the Predecessor Fund Shareholders solely in exchange for their Predecessor Fund Shares in complete liquidation of the Predecessor Fund;

(c)	The Successor Fund will recognize no gain or loss on its receipt of all the Assets in exchange solely for Successor Fund Shares and its assumption of all the Liabilities;
(d)	The Successor Fund’s basis in the Assets will be the same as the Predecessor Fund’s basis therein immediately before the effective time of the Reorganization, and the Successor Fund’s holding period for the Assets will include the Predecessor Fund’s holding period therefor;
(e)	A Predecessor Fund Shareholder will recognize no gain or loss on the actual or constructive exchange of all its Predecessor Fund Shares solely for Successor Fund Shares pursuant to the Reorganization; and
(f)	A Predecessor Fund Shareholder’s aggregate basis in the Successor Fund Shares it receives pursuant to the Reorganization will be the same as the aggregate basis in its Predecessor Fund Shares it surrenders in exchange for those Successor Fund Shares, and its holding period for those Successor Fund Shares will include its holding period for those Predecessor Fund Shares, provided the shareholder held the Predecessor Fund Shares as capital assets at the effective time of the Reorganization.
(g)	The Tax Opinion shall be based on customary assumptions and limitations and such representations as Counsel may reasonably request of the Funds, and the Predecessor Fund and the Successor Fund will cooperate to make and certify the accuracy of such representations. In rendering the Tax Opinion, Counsel also may rely without independent verification, on the representations and warranties made in this Agreement (without regard to paragraph 10.1), which Counsel may treat as representations and warranties made to it, and the certificates delivered pursuant to paragraphs 5.3 and 6.2.

No opinion will be expressed as to (1) the effect of the Reorganization on the Funds or any Predecessor Fund Shareholder with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes (i) at the end of a taxable year (or on the termination thereof) or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Notwithstanding anything herein to the contrary, neither the Successor Fund nor the Predecessor Fund may waive the conditions set forth in this paragraph 7.4.

8.	TERMINATION OF AGREEMENT; EXPENSES.
8.1	This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Predecessor Board or of the Successor Board, as the case may be, at any time prior to the Closing if circumstances develop that, in the opinion of such Board, make proceeding with the Reorganization inadvisable with respect to its Fund.
8.2	If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of paragraph 8.1, this Agreement shall become void and have no effect, without any liability in respect of this Agreement on the part of either party hereto or their respective Trustees, officers or shareholders.
8.3	The expenses of the Reorganization shall be borne by the Funds.
9.	WAIVER.

At any time prior to the Closing, any of the conditions set forth in Sections 5, 6 and 7 (other than paragraph 7.4) may be waived by the Successor Board or the Predecessor Board if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Successor Fund or of the Predecessor Fund, as the case may be.

10.	MISCELLANEOUS.
10.1	None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.
10.2	This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof. Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.
10.3	This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by either Fund shall be governed and construed in accordance with the laws of the Massachusetts, in each case without giving effect to principles of conflict of laws; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.
10.4	This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.

10.5	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
10.6	It is expressly agreed that the obligations of the Successor Company and the Predecessor Company hereunder shall not be binding upon any of the Board members, shareholders, nominees, officers, agents, or employees of the Successor Company, the Successor Fund, the Predecessor Company or the Predecessor Fund personally, but bind only the respective property of the Funds, as provided in the Successor Company’s Amended and Restated Declaration of Trust, as amended, and the Predecessor Company’s Articles of Amendment and Restatement, as amended. No series of the Successor Company other than the Successor Fund shall be responsible for the obligations of the Successor Company hereunder, and all persons shall look only to the assets of the Successor Fund to satisfy the obligations of the Successor Company hereunder. No series of the Predecessor Company other than the Predecessor Fund shall be responsible for the obligations of the Predecessor Company hereunder, and all persons shall look only to the assets of the Predecessor Fund to satisfy the obligations of the Predecessor Company hereunder. The execution and the delivery of this Agreement have been authorized by the Successor Company’s and the Predecessor Company’s respective Board members and this Agreement has been signed by authorized officers of the Successor Company and the Predecessor Company, respectively, acting as such, and neither such authorization by the respective Board members, nor such execution and delivery by such officers, shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the respective property of the Funds, as provided in the Successor Company’s Amended and Restated Declaration of Trust, as amended, and the Predecessor Company’s Articles of Amendment and Restatement, as amended. A copy of the Successor Company's Amended and Restated Declaration of Trust, as amended, is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Successor Company.
10.7	Any references in this Agreement to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Predecessor Fund shall be deemed references to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Predecessor Company on behalf of the Predecessor Fund.
10.8	Any references in this Agreement to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Successor Fund shall be deemed references to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Successor Company on behalf of the Successor Fund.

IN WITNESS WHEREOF, the Predecessor Company and the Successor Company each have caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

Deutsche Value Series, Inc., on behalf of Deutsche Mid Cap Value Fund
ATTEST: /s/Sheila Cadogan Name: Sheila Cadogan Title: Assistant Treasurer	By: /s/John Millette Name: John Millette Title: Vice President and Secretary
Deutsche Investment Trust, on behalf of Deutsche Mid Cap Value Fund
ATTEST: /s/Sheila Cadogan Name: Sheila Cadogan Title: Assistant Treasurer	By: /s/John Millette Name: John Millette Title: Vice President and Secretary

APPENDIX A

PREDECESSOR FUND CLASSES OF SHARES	TO BE EXCHANGED FOR	CORRESPONDING SUCCESSOR FUND CLASSES OF SHARES
Class A		Class A
Class C		Class C
Class R		Class R
Class R6		Class R6
Class S		Class S
Class T		Class T
Institutional Class		Institutional Class